Exhibit 10.3

17 W Main Street· Luray Virginia 22835 ·540-743-6521

www.mybrb.com

Amanda G. Story

2 Meadow Lane

Luray, VA 22835

February 1, 2014

RE: Employment Agreement

Dear Amanda,

We are pleased to extend this offer of employment with Blue Ridge Bank. Please fmd below the terms of employment:

Job Title: Chief Financial Officer

Reports to: Chief Executive Officer

Location: Main Office

Compensation Rate: You will receive an initial annual base salary of $85,000. This is an exempt position under the Fair Labor Standards Act. Employees are paid on a semi-monthly schedule.

Benefits: You will be allocated 120 hours of Paid Leave Time (PLT) on your Start Date for use during the period beginning on your Start Date and ending on December 31, 2014. At January 1, 2015 you will begin accruing PLT based on the Blue Ridge Bank’s PLT policies. You will be eligible to participate in other various benefit plans Blue Ridge Bank offers. The nature and terms of these benefits may change at the discretion of the Board of Directors.

Change of Control Payment: You will be granted a 12-month change of control payment in the event that Blue Ridge Bank engages in any purchase, sale, or merger activity that results in a reduction in your responsibilities, title, or pay. The change of control payment will be at your demand and is only payable upon your severance of employment from Blue Ridge Bank. This change of control payment will be in effect at your Start Date. The change of control will be calculated by paying you an amount equal to your last 12-months base salary pay received by you. The amount may be paid in a lump sum or over a 12-month period based on your election. All eligible and permissible Blue Ridge Bank benefits will accrue to you during this 12-month period as well.

Member FDIC

An Equal Housing Lender

Tuition Reimbursement Program: You will be eligible for Tuition Reimbursement based upon Blue Ridge Bank’s policies. Consideration will be made for exemptions on a case by case basis.

Work schedule: Blue Ridge Bank’s standard work day for exempt employees is 8:30AM to 5:00 PM Monday to Friday. Due to your position these hours may vary and fluctuate with demands. Flexible work scheduling is permitted and encouraged when practical and complementary to workload demands.

Start Date: February 1 , 2014. First day to report to the Main Office will be February 3, 2014.

Your employment with Blue Ridge Bank is an “at will” relationship. You have the right to terminate your employment with the Bank at any time and for any reason. Similarly, the Bank has the corresponding right to terminate the employment of any employee as it determines in its discretion is appropriate with or without cause and without prior notice.

During your employment at Blue Ridge Bank, we expect you to adhere to established standards of employee conduct, and to perform your job in a manner that results in achieving mutually agreed upon goals. These goals will be established by the Bank and will be periodically evaluated and your progress toward achievement measured by management.

We are excited about you joining Blue Ridge Bank and are confident that you will advance the value of the Bank through your efforts.

Sincerely,

/s/ Brian K. Plum
Brian K. Plum
EVP and Chief Financial Officer

I, Amanda G. Story, agree to the terms and conditions as outlined and accept the above position.

/s/ Amanda G. Story	2/3/14
Date

Member FDIC

An Equal Housing Lender